Exhibit 1.1

AMENDMENT NO. 2 TO

EQUITY DISTRIBUTION AGREEMENT

This Amendment No. 2 to Equity Distribution Agreement (this “Amendment”), is entered into as of April 8, 2024, by and among Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), and Maxim Group LLC (“Maxim”) and Wedbush Securities Inc. (“Wedbush”), as sales agents (each an “Agent” and, collectively, “Agents”). All capitalized terms used herein shall have the meanings set forth in the Equity Distribution Agreement (as defined below), unless otherwise indicated.

 RECITALS:

A. The Company and the Agents are parties to the Equity Distribution Agreement, dated as of September 30, 2021, as amended by Amendment No. 1 thereto dated October 6, 2023 (the “Equity Distribution Agreement”).

B. The parties hereto desire to further amend the Equity Distribution Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agents agree as follows:

1. Amendment to Section 2(a) of the Equity Distribution Agreement. Section 2(a)(vi) of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“The compensation to the Agents for sales of the Shares (the “Commissions”), as agents of the Company, shall be up to four percent (4.0%) of the aggregate gross offering proceeds of the sale of Shares pursuant to this Section 2(a). The gross proceeds, after Commissions and further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”). The Agents shall notify the Company as promptly as practicable if any deduction referenced in the preceding sentence will be required.”

2. Amendment to Section 3(g) of the Equity Distribution Agreement. Section 3(g) of the Equity Distribution Agreement shall be amended to add the following sentence immediately following the third sentence thereof to read in its entirety as follows:

“In addition to the foregoing, the Company agrees to reimburse the Agents upon request for their actual, reasonable and documented costs and out-of-pocket expenses incurred in connection with this Amendment and the Bringdown Date related to the Company’s Form 10-K for the year ended December 31, 2023,, including the actual, reasonable and documented fees and out-of-pocket expenses of its legal counsel in an amount not to exceed an aggregate of $25,000.”

3. Miscellaneous.

3.1 References. The Equity Distribution Agreement, as amended by this Amendment, is in full force and effect and is hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Equity Distribution Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party. On and after the date hereof, each reference in the Equity Distribution Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Equity Distribution Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Equity Distribution Agreement will mean and be a reference to the Equity Distribution Agreement, as amended by this Amendment.

3.2 Effective Date. The amendments and agreements set forth in this Amendment shall be effective as of the date first set forth above.

3.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without regard to conflict of laws rules that would apply the laws of any other jurisdiction.

3.4 Entire Agreement. The Equity Distribution Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

3.5 Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

Maxim Group LLC

By:	/s/ Clifford Teller
Name:	Clifford Teller
Title:	Co-President

Wedbush Securities Inc.

By:	/s/ Burke Dempsey
Name:	Burke Dempsey
Title:	Executive Vice President

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